EXHIBIT 5.1

ALSTON&BIRD LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309-3424

404-881-7000

Fax: 404-881-7777

www.alston.com

Mark C. Kanaly	Direct Dial: (404) 881-7975	E-mail: mark.kanaly@alston.com

August 31, 2012

Invesco Mortgage Capital Inc.

1555 Peachtree Street, NE

Atlanta, Georgia 30309

Re:	Invesco Mortgage Capital Inc. – Registration Statement on Form S-3ASR (Registration Statement No. 333-174598), filed with the Securities and Exchange Commission on May 27, 2011

Ladies and Gentlemen:

We are counsel for Invesco Mortgage Capital Inc., a Maryland corporation (the “Company”). We have represented the Company in connection with the Company’s filing of the above referenced shelf registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

We are furnishing this opinion letter to you pursuant to Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K, in connection with the Company’s agreement pursuant to that certain Distribution Agency Agreement, dated August 31, 2012 (the “Distribution Agreement”), by and among by the Company, IAS Operating Partnership, LP, a Delaware limited partnership, the Invesco Manager and Credit Suisse Securities (USA) LLC (the “Manager”), to make available for issuance and sale to or through the Manager, from time to time, up to 20,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”). The Shares are being issued and sold to or through the Manager pursuant to the Registration Statement and the Company’s prospectus, dated May 27, 2011 (the “Prospectus”), included in the Registration Statement, and the related prospectus supplement, dated August 31, 2012 (the “Prospectus Supplement”)

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, including, without limitation, resolutions adopted by the boards of directors or other governing bodies or controlling entities of the Company and the organizational documents of the Company, certificates of officers and representatives (who, in our judgment, are likely to know the facts upon which the opinion or confirmation will be based) of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinions hereinafter set forth. We

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, we have relied upon the representations and warranties made in the agreements and other documents entered into or to be entered into by the Company in connection with the issuance of the Shares, including, without limitation, the Distribution Agreement, certificates and statements of responsible officers of the Company, and certificates of public officials. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Our opinion set forth below is limited to the laws of the State of Maryland, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting such laws and Constitution that, in our professional judgment, are normally applicable to transactions of the type contemplated by the Distribution Agreement, and federal laws of the United States of America to the extent referred to specifically herein, and we do not express any opinion herein concerning any other laws.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(1) The issuance of the Shares has been duly authorized and, upon due execution and delivery of the Distribution Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Distribution Agreement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Prospectus and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our prior express written consent. The only opinion rendered by us consists of those matters set forth in the paragraph numbered (1) above, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement (or to the filing of this opinion as Exhibit 5.1 to a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement), and to the reference to this law firm under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Alston & Bird LLP

By:	/s/ Mark C. Kanaly
Mark C. Kanaly
A Partner